PILGRIM'S PRIDE APPOINTS WILLIAM W. LOVETTE
AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Pilgrim’s CEO Don Jackson to Become President and CEO of JBS USA,
Majority Owner of Pilgrim’s

GREELEY, CO, December 16, 2010 – Pilgrim's Pride Corporation (NYSE: PPC) today announced that its board of directors has appointed William W. Lovette as president and chief executive officer of the company, effective January 3, 2011.  Mr. Lovette succeeds Don Jackson, who is resigning from the company effective January 2, 2011, in order to assume the position of president and chief executive officer of JBS USA, which is majority owner of Pilgrim’s.  Mr. Lovette will report directly to Mr. Jackson, who will continue to serve on Pilgrim’s board of directors.  In his new role, Mr. Jackson will continue reporting to Wesley M. Batista, who will remain as chairman of Pilgrim’s and JBS USA Holdings, Inc.

Mr. Lovette, 50, brings more than 27 years of industry leadership experience to Pilgrim’s.  Since 2008, he has served as president and COO of Case Foods, Inc.  Before joining Case, Mr. Lovette spent 25 years with Tyson Foods in various roles in senior management, including President of its International Business Unit, President of its Foodservice Business Unit and Sr. Group Vice President of Poultry and Prepared Foods. While at Tyson Foods, he served on the boards of Tyson de Mexico, Cobb-Vantress, Inc. and EFS Network, Inc.

“Bill is exceptionally qualified to lead Pilgrim’s and our 41,000 employees to even greater success in the years ahead,” said Mr. Jackson.  “He brings a tremendous breadth of industry experience and a proven track record of success to this role.  He has a deep knowledge of the poultry business and the market environment, and we believe that he will lead Pilgrim’s to continued growth and profitability.”

About Pilgrim’s Pride
Pilgrim's employs approximately 41,000 people and operates chicken processing plants and prepared-foods facilities in 12 U.S. states, Puerto Rico and Mexico.  The Company's primary distribution is through retailers and foodservice distributors.  For more information, please visit http://www.pilgrimspride.com.

Forward-Looking Statements
Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the company's business plan to achieve desired cost savings and profitability; the ability of the Company to fully achieve all of the anticipated synergistic gains related to the purchase by JBS USA Holdings, Inc. of a majority of our common stock within the time frames expected; the ability of the company to re-open its idled facilities in the manner and on the time schedule planned due to, among other things, the company's dependence on commodity prices and economic conditions; future pricing for feed ingredients and the company's products; additional outbreaks of avian influenza or other diseases, either in Pilgrim's Pride's flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim's Pride's products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; changes in laws or regulations affecting Pilgrim's Pride's operations or the application thereof, including new immigration legislation, or proposed regulations under the Packers and Stockyards Act, or increased enforcement efforts in connection with existing legislation that cause the costs of doing business to increase, cause Pilgrim's Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim's Pride's largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channels, including exports into Russia; restrictions imposed by, and as a result of, Pilgrim's Pride's substantial leverage; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in the Company's Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:      Gary Rhodes
Vice President, Corporate Communications & Investor Relations
(903) 434-1495